Exhibit 99.1

Urban Edge Properties	For Additional Information:
888 Seventh Avenue	Mark Langer, EVO and Chief Financial Officer
6th Floor
New York, NY 10019
(212) 956 - 0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Announces $200 Million Share Repurchase Program

New York, NY, March 4, 2020 - Urban Edge Properties (NYSE:UE) (the “Company”) announced today that the Company’s Board of Trustees has authorized a share repurchase program for up to $200 million of the Company’s common shares.

Under the program, the Company may repurchase its shares from time to time in the open market or in privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company’s shares, trading volume and general market conditions. The share repurchase program does not obligate the Company to acquire any particular amount of common shares and may be suspended or discontinued at any time at the Company’s discretion.

ABOUT URBAN EDGE PROPERTIES

Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 79 properties totaling 15.3 million square feet of gross leasable area.